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                                                                    EXHIBIT 4(c)

                     WAIVER AND AMENDMENT TO NOTE AGREEMENT

         This Waiver and Amendment to Note Agreement (this "Waiver and Amendment") is entered into effective as of April 15, 1996 by and between Alexander Energy Corporation, an Oklahoma corporation (the "Company"), John Hancock Mutual Life Insurance Company, a Massachusetts corporation ("John Hancock"), and Barnett & Co. John Hancock and Barnett & Co. are herein collectively referred to as the "Noteholders".

                                    RECITALS

         1. The Company has requested a waiver of and an amendment to certain provisions of that certain Note Agreement dated as of June 1, 1988 between the Company and John Hancock (the "Note Agreement"), pursuant to which the Company issued those certain 10% Senior Notes payable to the order of John Hancock (the "John Hancock Notes").

         2. The Company, the various financial institutions as are or may become parties thereto (the "Lenders"), and Canadian Imperial Bank of Commerce, acting through its New York Agency as agent, and CIBC Inc., a Delaware corporation ("CIBC"), are party to that certain Credit Agreement dated as of November 14, 1994, as amended by that certain First Amendment to Credit Agreement dated as of July 14, 1995, and as further amended by that certain Second Amendment to Credit Agreement dated as of even date herewith (as so amended, the "CIBC Credit Agreement"), pursuant to which the Company issued certain promissory notes to the Lenders thereunder (the "CIBC Notes").

         3. As partial consideration for the execution and delivery of this Waiver and Amendment by the Noteholders, the Company is executing and delivering to CIBC, in its capacity as collateral agent for the Noteholders and the Lenders under the CIBC Credit Agreement, that certain Assignment, Security Agreement and Financing Statement, that certain Mortgage, Deed of Trust, Assignment, Security Agreement and Financing Statement (the "Security Agreement"), and that certain letter agreement regarding hydrocarbons (collectively, the "Security Documents").

                                   AGREEMENT

         NOW, THEREFORE, for and in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

         1. Definitions. Except as otherwise defined in this Waiver and Amendment, terms defined in the Note Agreement are used herein as defined therein.

         2. Waiver. Each of the Noteholders hereby waives, for the specific dates and time periods described below, the following provisions of the Note Agreement: (a) subject in all events to the application of Section 6.18(b) pursuant to and on the dates set forth in Section 3 of this Waiver and Amendment, Section 6.18(b) with respect to its application on December 31, 1995 and through April 1, 1997 and with respect to its requirement that the Reserves Value be determined as of March 31, 1996 for the Company's 1995 fiscal year and as of December 31 of each prior calendar year that the Reserves Value was determined as of December 31 of such year instead of March 31
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of the succeeding calendar year, (b) Section 7.1(b) and Section 7.1(c) with respect to the requirement that the documents referred to in each such Section be delivered within 120 days after December 31, 1995, (d) Section 7.1(g) with respect to its application to Section 6.18(b) on December 31, 1995, and (c)
Section 7.1(h) with respect to all Indebtedness under that certain Credit Agreement dated as of November 14, 1994 by and among the Company, Canadian Imperial Bank of Canada and the Lenders named therein, as amended, for the time period commencing on November 14, 1994 and ending on the date hereof.

         3.      Amendment.  The Note Agreement is hereby amended as follows:

                 (a) Notwithstanding any provision set forth in Section 2 of this Waiver and Amendment to the contrary, Section 6.18(b) of the Note Agreement shall be applied to the Company on and as of the following dates in addition to the application of Section 6.18(b) of the Note Agreement to the Company on December 31 of each year: (i) June 15, 1996, unless prior to such date each of AEJH 1985 Limited Partnership, a Delaware limited partnership, AEJH 1987 Limited Partnership, a Delaware limited partnership, and AEJH 1989 Limited Partnership, a Delaware limited partnership (collectively, the "Partnerships"), has been dissolved and liquidated and all of the assets of such Partnerships have been distributed to the partners of such Partnerships in accordance with the terms of each agreement of limited partnership governing such Partnership, except to the extent otherwise provided in that certain Agreement Regarding Liquidation and Winding Up of Certain Partnerships dated of even date herewith, and all documents and instruments necessary to effectuate such liquidation and distribution of the assets of each of the Partnerships have been executed, delivered and recorded to the satisfaction of the Noteholders; provided that such date may be extended to July 15, 1996 in order to accommodate the preparation of a final accounting with respect thereto, and (ii) the date immediately preceding any merger or consolidation of the Company, any Subsidiary, Partnership, or Joint Venture (or all substantially all of such Person's assets) with or into any other Person (regardless of who is the survivor thereof).

                 (b) Amendment. Exhibit G to the Note Agreement is hereby amended by adding the following paragraph to the end of such Exhibit
         G:

                 "H.      Indebtedness outstanding from time to time under that
         certain Credit Agreement dated as of November 14, 1994 between the Company, Canadian Imperial Bank of Commerce, as Agent, and the Lenders that are or may become parties thereto, as amended by that certain First Amendment to Credit Agreement dated as of July 14, 1995, and that certain Second Amendment to Credit Agreement dated as of April 15, 1996."

         4. Representations and Warranties. The Company hereby represents that:

                 (a) After giving effect to this Waiver and Amendment, no Event of Default shall have occurred and be continuing on and as of the date hereof;




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                 (b)      The execution, delivery and performance of this
         Waiver and Amendment and each of the Security Documents by the Company are within the Company's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any contractual restriction (unless the Company has received a binding waiver of such contractual restrictions, a copy of which waiver must be sent to the Agent), law or governmental regulation or court decree or order binding on the Company or the organizational documents of the Company, or result in, or require the creation or imposition of, any Lien on any of the Company's properties, except for the Liens created pursuant to the Security Documents;

                 (c) Each of this Waiver and Amendment, each of the Security Documents and the Note Agreement as amended by this Waiver and Amendment is the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject in each case to the application of equitable principles and subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar statutes, judicial decisions or rules of law affecting creditors' rights generally; and

                 (d) All authorizations, approvals, and other actions required by, notifications to and filings with, any governmental authority or regulatory body or other Person required for the Company's due execution, delivery or performance of this Waiver and Amendment and each of the Security Documents have been obtained or made, as applicable.

         5. Conditions Precedent; Effectiveness. The effectiveness of this Waiver and Amendment is conditioned upon receipt by the Noteholders on or prior to May 13, 1996 of

                 (i) counterparts hereof duly executed and delivered by the Company;

                 (ii) counterparts of the Security Documents evidencing a first priority perfected Lien (subject to the Permitted Liens, as defined in the Security Agreement) in favor of the Secured Parties on substantially all the assets of the Company (provided that such Liens may be pari passu with the Liens securing the CIBC Notes,) in each case in form and substance satisfactory to the Noteholders in their sole discretion, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Security Documents as may be necessary or, in the reasonable opinion of the Noteholders, desirable effectively to create a valid, perfected first priority Lien (subject to the Permitted Liens, as defined in the Security Agreement) against the properties purported to be covered thereby (provided that such Liens may be pari passu with the Liens securing the CIBC Notes);

                 (iii) an opinion of McAfee & Taft as counsel to the Company in form and substance satisfactory to the Noteholders;

                 (iv) an opinion from local counsel in each state where a Security Document is to be filed, in form and substance satisfactory to the Noteholders;





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                 (v)      a duly executed intercreditor agreement in form and
         substance satisfactory to the Noteholders, duly executed and delivered by CIBC;

                 (vi) a waiver in form and substance satisfactory to the Noteholders duly executed by CIBC of all defaults and events of default under the CIBC Notes and the CIBC Note Agreement;

                 (vii) a certificate of a Secretary or Assistant Secretary of the Company in form and substance satisfactory to the Agent (A) as to the resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Waiver and Amendment and the Security Documents, (B) as to its Articles of Incorporation and By-laws, (C) as to the incumbency and signatures of those of its officers authorized to act with respect to this Waiver and Amendment and the Security Documents; and (D) that the Security Documents describe all the assets of the Company other than assets having a fair market value in the aggregate of all such assets not in excess of $1,000,000;

                 (viii) payment of all costs and expenses of the Noteholders incurred in connection with this Waiver and Amendment, including all legal fees and expenses;

                 (ix) all consents and approvals required for the granting of the Liens covered by the Security Documents and for the execution and delivery of this Waiver and Amendment, if any; and

                 (x) such other documents and certificates, if any, as the Noteholders shall reasonably require.

         6. Limited Purpose. This Waiver and Amendment is given only for the limited purposes and for the periods herein expressed and shall not effect or constitute a waiver of any other term or condition of the Note Agreement or any right or remedy with respect thereto.

         7. Governing Law. The parties hereto specifically agree that this Waiver and Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma, excluding any conflict-of-law rule or law that might refer same to the laws of another jurisdiction. The parties hereto specifically and non-exclusively submit themselves to the personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts, in connection with all controversies and disputes arising out of or relating to the effect, interpretation, performance, or breach of this Waiver and Amendment, and, in that connection, the Company hereby appoints the Secretary of State of the Commonwealth of Massachusetts as its agent for service of process and any actions brought in the state or federal courts in the Commonwealth of Massachusetts, arising out of or relating to the effect, interpretation, performance, or breach of this Waiver and Amendment.

         8. Counterparts. This Waiver and Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Waiver and Amendment by signing such counterpart.





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         9.      Ratification. This Waiver and Amendment shall be deemed to be an amendment to Note Agreement, and the Note Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Note Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Note Agreement as amended hereby.

         10. Entire Agreement. This Waiver and Amendment, together with the Note Agreement, constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

         THIS WAIVER AND AMENDMENT TOGETHER WITH THE NOTE AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.




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         IN WITNESS WHEREOF, the parties hereto have caused this Waiver and
Amendment to be duly executed as of the day and year first above written.


                                   ALEXANDER ENERGY CORPORATION


                                   By:   /s/ David E. Grose
                                       ----------------------------------------
                                   Name:  David E. Grose
                                         --------------------------------------
                                   Title:Vice President and CFO
                                         --------------------------------------



NOTEHOLDERS:                       JOHN HANCOCK MUTUAL LIFE INSURANCE
                                      COMPANY


                                   By:  /s/ Eugene X. Hodge, Jr.
                                       ----------------------------------------
                                   Name:  Eugene X. Hodge, Jr.
                                         --------------------------------------
                                   Title:  Investment Officer
                                         --------------------------------------


                                   BARNETT & CO.


                                   By:  /s/ John Reilly
                                       ----------------------------------------
                                   Name:  John Reilly
                                         --------------------------------------
                                   Title:
                                         --------------------------------------





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